Exhibit 99.1

        The J. M. Smucker Company Announces Sale of Henry Jones Foods to
                                SPC Ardmona Ltd.


    ORRVILLE, Ohio, May 11 /PRNewswire-FirstCall/ -- In support of its strategic focus on North America, The J. M. Smucker Company (NYSE: SJM) today announced it has entered into an agreement to sell its Australian subsidiary, Henry Jones Foods, Pty. Ltd. to SPC Ardmona Ltd. (ASX: SPC.AX) in an all cash transaction. The transaction is expected to close by the end of June 2004.

    Henry Jones Foods, acquired by the Company in 1989, is a leading Australian manufacturer and marketer of fruit spreads, fruit snacks, specialty sauces, and marinades sold primarily under the IXL, Allowrie and Taylor's brand names. While the business is a very attractive asset with a rich tradition in the Australian food industry, it does not fit with the Company's current stated strategy of owning and marketing North American icon brands.

    The transaction is expected to generate net proceeds of approximately
$37 million and result in a net gain of approximately $12 million or $0.15 per share. The Company estimates that Henry Jones Foods contributed approximately $36 million in sales and $0.04 per share to fiscal year 2004 results, which will be announced by the Company in June. Results of Henry Jones Foods' operations have historically been included in the international business area of the Company's Special Markets segment.

    The Company also announced a restructuring of its international operations. During the fourth quarter of fiscal year 2004, Smucker decided to exit a contract packaging arrangement and certain segments of its retail business in Europe and the U.K., which currently generates annual sales of approximately $3 million. The Company stated that it would continue to manufacture industrial fruit products at its facility located in Scotland. As a result of this decision to streamline operations, the Company expects to report restructuring charges of approximately $2 million in the fourth quarter of fiscal 2004.


    About The J. M. Smucker Company

    The J. M. Smucker Company ( www.smuckers.com ) was founded in 1897 when the Company's namesake and founder sold his first product -- apple butter -- from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, peanut butter, shortening and oils, ice cream toppings, and health and natural foods beverages in North America under such icon brands as Smucker's(R), Jif(R) and Crisco(R). For over 107 years, the Company has been headquartered in Orrville, Ohio, and has been family run for four generations. The J. M. Smucker Company was recognized as the top company in FORTUNE Magazine's 2003 annual survey of The 100 Best Companies to Work For and has ranked consistently in the top 25 companies each year since FORTUNE began the list in 1998. The J. M. Smucker Company has over 2,900 employees worldwide and distributes products in more than 45 countries.


    The J. M. Smucker Company Forward-Looking Language

    This press release contains forward-looking statements, including statements regarding estimates of future earnings and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially. Uncertainties that could affect actual results include, but are not limited to, the timing of the close of the proposed transaction, and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K.



SOURCE  J. M. Smucker Company
    -0-                             05/11/2004
    /CONTACT: Investors, Mark R. Belgya, Vice President and Treasurer, or Media, Brenda Dempsey, Director, Corporate Communications of The J. M. Smucker Company, +1-330-682-3000, /
    /Web site:  http://www.smuckers.com /
    (SJM)

CO:  J. M. Smucker Company; Henry Jones Foods, Pty. Ltd.; SPC Ardmona Ltd.
ST:  Ohio, Australia
IN:  FOD
SU:  TNM